EXHIBIT 99.8

CONTACT:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE AWARDED VERMONT JOB CORPS CONTRACT REPRESENTING
REVENUES OF $14.5 MILLION OVER TWO YEARS

LOUISVILLE, KY (May 23, 2005) — ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for adults and youth with special needs, announced today that its Division for Training Services has been awarded a $14.5 million, two-year contract by the U.S. Department of Labor to run the Northlands Job Corps Center in Vergennes, Vermont. The term of the contract is from July 1, 2005 to June 30, 2007, with three one-year options for renewal.

     Job Corps is an educational and training program offered by the U.S. Department of Labor for at-risk youth between ages 16 and 24. The Northlands Job Corps Center serves approximately 280 students in northwest Vermont. Most of the students live on campus and work to receive GEDs or high school degrees, vocational training and job placement.

     “ResCare is excited about the opportunity to work with the students at Northlands and to add Vermont to the states in which we provide services,” said Ronald G. Geary, ResCare chairman, president and chief executive officer. “With the addition of the Northlands Job Corps Center contract, we now provide assistance to students at 22 Job Corps centers across the nation and in Puerto Rico. We are gratified that our strong reputation for measurable quality assurance and effective leadership has earned us the confidence of the Department of Labor, which enables us to assist young people in finding rewarding careers.”

     Founded in 1974, ResCare offers services to some 34,000 people in 34 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Kentucky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

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